Exhibit 10.20

6 AUGUST 2012

OPEN TEXT UK LTD

and

DAVID WAREHAM

WITHOUT PREJUDICE SUBJECT TO CONTRACT

______________________________________
COMPROMISE AGREEMENT
______________________________________

Boyes Turner
Abbots House
Abbey Street
Reading RG1 3BD

THIS AGREEMENT is made on 6 AUGUST 2012
BETWEEN
OPEN TEXT UK LIMITED of 420 THAMES VALLEY PARK Drive, Thames Valley Park, Reading, Berks, RG6 1PU (the “Employer”);
DAVID WAREHAM of 7 Murdoch Road, Wokingham, Berkshire RG40 2DG (“you” or “the Employee”)
together referred to as the “Parties”.
WHEREAS

(A)	You are employed by the Employer under a contract of employment dated 9 February 2009 (“the Contract”).

(B)	You gave notice of resignation on 6 August 2012 and your employment with the Employer will terminate on 31 December 2012 (the “Termination Date”).

(C)
The Parties have agreed to enter into this Compromise Agreement (the “Agreement”) to record and implement the terms they have agreed in full and final settlement of all claims referred to in paragraph 7 whether or not those claims are, or could be, in the contemplation of the Parties at the time of signing this Agreement, and including, in particular, the statutory complaints raised in this Agreement.

(D)	The Parties intend this Agreement to be an effective waiver of any such claims and to satisfy the conditions relating to compromise agreements in the relevant legislation.

IT IS HEREBY AGREED AS FOLLOWS:-

1.	CONTRACTUALPAYMENTS AND BENEFITS

1.1
You gave notice of resignation from your employment with the Employer on 6 August 2012 and your employment will terminate on the Termination Date. From the date of this Agreement until the Termination Date you are not required to work, contact any clients, prospective clients or colleagues or attend the Employer's offices. This period shall be known as “Garden Leave”. During Garden Leave all your terms and conditions of employment shall remain in force and you must not undertake paid or unpaid work for any third party or on your own behalf. You must also remain contactable during Garden Leave and may be required to assist the Employer and /or attend its office(s) and/or such other place of business as needs dictate unless your doctor certifies that you are not well enough to do so.

1.2
You will receive all contractual benefits and will be paid your basic salary up to and including the Termination Date (this shall include a payment of 100% of Variable Compensation for the periods Q4 and Q5 Financial Year 2012 and Q1 and Q2 Financial Year 2013 (being a total payment of £120,000 in respect of Variable Compensation), with the final Q2 2013 variable compensation payment made in February 2013. Except as otherwise provided for in this Agreement, all benefits, salary and any other entitlements due to you will cease with effect from the Termination Date.

1.3	In addition, you will also be paid £14,615.38 in respect of 19 days' accrued but untaken holiday entitlement calculated up to the Termination Date (the “Contractual Payment”);

1.4	You shall be paid any outstanding expenses in accordance with the Employer's Expenses policy, and subject to receipt of a properly constructed and evidenced expenses claim form.

1.5	The Employer shall use its reasonable endeavours to procure by the Termination Date the transfer of the medical benefits policy with Cigna into your name on such terms as Cigna specify.

1.6
Save as otherwise provided for in this Agreement, all payments and benefits provided and paid under this paragraph 1 (except for genuine business expenses) will be subject to deductions for income tax and National Insurance Contributions.

1.7
Subject to your compliance with the terms of this Agreement and in particular paragraph 5 below, the Contractual Payment will be paid to you by the Employer by direct credit transfer into your usual bank account within 14 days of the later of the Termination Date or the date on which the Employer receives a signed copy of this Agreement, together with the attached Legal Adviser's certificate at Schedule 1 pursuant to clause.

1.8
In the event that you obtain alternative employment and wish to commence work prior to 31 December 2012 for your new employer, the Employer shall consider whether to agree to such a request and the terms upon which it should do so. The Employer shall consider any request made and provided that employment with the new employer shall not cause, or be likely to cause, you to compete with the Group or any Group Company contrary to clause 12 of the Contract shall not unreasonably withhold its consent to early termination of your employment.

2.	LONG TERM INCENTIVE PLANS AND STOCK OPTIONS

2.1	You shall be entitled to participate in the Performance Share Unit Plan Grant Agreements dated 1 July 2009 and 29 October 2010 (LTIP 3 and LTIP 4 respectively) as follows:

2.1.1	You shall be entitled to participate in LTIP 3 subject to the terms of LTIP 3.

2.1.2	You shall be entitled to participate in LTIP 4 in accordance with the terms of LTIP 4.

2.2	For the avoidance of doubt Vested PSUs shall be settled in accordance with the terms of either LTIP 3 or LTIP 4 (as applicable) and shall remain subject to the terms of the relevant plan.

2.3	Stock options that vest prior to the Termination Date shall be exerciseable in accordance with and subject to the terms of the relevant plan and your Contract.

3.	LEGAL EXPENSES
Subject to the Employer receiving a signed copy of this Agreement and a duly completed Legal Adviser's certificate at Schedule 1, the Employer will make a contribution in the sum of £2,000 (plus VAT) in respect of legal advice taken in connection with this Agreement (“the Legal Fees”). The Legal Fees will be paid directly to your Legal Adviser, within 30 days of the Employer receiving the Legal Adviser's invoice addressed to you, but marked as payable by the Employer.

4.	INCOME TAX AND NATIONAL INSURANCE
If HM Revenue & Customs (HMRC) assess that any payments or benefits due under this Agreement ("Benefits") are liable to deduction or further deductions of Income Tax and National Insurance Contributions, the Employer will in all likelihood be required to account to HMRC for any Income Tax and National Insurance Contributions due. Accordingly, save for deductions already made at source by the Employer, you agree to indemnify the Employer and to keep it indemnified against all and any claims in respect of Income Tax, Employee National Insurance Contributions, interest, penalties and/or costs that may arise in respect of any of the payments under this Agreement. The Employer agrees that it will give you as much notice as possible of any such demands and provide you with all relevant documentation in order to allow you time to challenge any payments demanded.

5.	EMPLOYER PROPERTY

5.1
By signing this Agreement you warrant that, except for any item of such property which you are expressly permitted to retain under this Agreement, you will return within 7 days of the date of this Agreement to the Employer in good condition (save for reasonable wear and tear) and without modification all property, equipment, documents and information (including but not limited to documents and computer disks, Employer correspondence, client lists, client details, files, emails, records, all confidential information intellectual property, and any other computer data), books, passes, keys, key fobs and any other such items) belonging to the Employer and/or Associated Employer. Your obligation under this paragraph includes the return of all copies, drafts, reproductions, notes and summaries of any documents or information. You will, if requested by the Employer, confirm in writing your compliance with your obligations under this paragraph.

5.2
Within 7 days of the date of this Agreement, you warrant that you will delete irretrievably any information relating to the business of the Employer that you have stored on any magnetic or optical disk, memory stick, home or personal computer or handheld device which is in your possession or under your control outside the premises of the Employer.

5.3
You shall be permitted to retain your mobile telephone for your use during Garden Leave and you will be entitled to retain the handset after the Termination Date. The Employer will give any necessary permissions for your current mobile phone number to be ported over (at your expense) to a mobile phone account held by you.

5.4
You shall be permitted to retain your company Ipad during Garden Leave and after the Termination Date provided that it shall be returned to the Company's IT Department within 7 days of the date of this Agreement to remove any Company Information.

5.5	You agree that following the date of this Agreement you shall not be permitted to access or use any IT or other computer or electrical systems operated by the Employer.

6.	CONFIDENTIALITY

6.1
The Parties agree the terms of this Agreement and its existence are to remain strictly private and confidential at all times. The Parties agree not to disclose or communicate to any third party or otherwise make public, the existence or terms of this Agreement except where such disclosure is required to HMRC, required by law or (where necessary and appropriate) to your spouse, civil partner or partner, immediate family or for the purpose of seeking professional advice, provided that they agree to keep the terms of the Agreement confidential. In particular, you agree not to disclose the fact of or terms of this Agreement to any employee or former employee of the Employer and/or of an Associated Employer.

6.2
You agree that you owe the Employer and remain bound by the on-going common law and contractual duty of confidentiality in respect of the Employer's confidential information, as set out in clause 11 of the Contract.

7.	ACKNOWLEDGEMENTS AND FULL AND FINAL SETTLEMENT CLAUSE

7.1
You confirm that you have not issued any proceedings against the Employer before signing this Agreement, and will not issue such proceedings following completion of this Agreement save in respect of enforcing the terms of this Agreement.

7.2
You confirm that before signing this Agreement you have taken legal advice from a Legal Adviser whose name appears in the certificate at Schedule 1 attached to this Agreement on the terms and effect of this Agreement, particularly its effect on your ability to pursue your rights or any claim before an Employment Tribunal. The Parties confirm that they intend this Agreement to take effect as a compromise agreement within the meaning of the legislation at paragraph 7.7 below.

7.3
You warrant that you have informed your Legal Adviser of all relevant circumstances which might give rise to a claim against the Employer and you separately confirm that such claims are specifically listed in paragraph 7.5.

7.4
Your Legal Advisor is a relevant independent advisor within the meaning of the acts and regulations referred to in paragraph 7.7 below and was at the time you received the advice referred to above covered by professional indemnity insurance in respect of a risk of a claim by you for any loss arising in consequence of their advice in relation to this Agreement.

7.5	You agree that the terms of this Agreement are offered by the Employer without any admission of liability on the part of the Employer and are in full and final settlement of:-

7.5.1	Your alleged claims against the Employer for unfair dismissal, wrongful dismissal, breach of contract, notice pay, severance pay and unlawful deductions from pay;

7.5.2
All and any claims or rights of action that you have or may have against the Employer or any Associated Employer or any directors, officers or employees of theirs for breach of contract in respect of your Contract or any other contract related to your employment relationship with the Employer (including but not limited to any claims for unpaid salary, bonuses, holiday pay, long term incentive payments or other benefits); and

7.5.3
Any other claims, costs, expenses or rights of action of any kind you have or might have against the Employer, Associated Employer or any of their directors, officers or employees arising from your employment with the Employer, your Contract or its termination, and whether under English law, European law or any other jurisdiction, common law, contract, statute or otherwise and whether such claims are, or could be, known to the Parties or in their contemplation at the date of this Agreement and including, but not limited to, the Employment Protection Claims specified in Schedule 2 (each of which is hereby intimated and waived).

7.6
Paragraph 7.5 above will not apply to any claims in relation to accrued pension rights as at the Termination Date or any claim for personal injury (save for any personal injury claim which you are aware of or ought to have been aware of at the date of this Agreement or brought as part of a claim of discrimination). By signing this Agreement, you confirm that you are not currently aware of any such claims (other than those listed in paragraph 7.5.1 above).

7.7
You acknowledge that the conditions relating to compromise agreements under section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, paragraph 2 of schedule 3A of the Disability Discrimination Act 1995, section 203

(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, paragraph 2(2) of schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, regulation 52(4) of the European Public Limited-Liability Company Regulations 2004, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and paragraph 2(2) of schedule 5 of the Employment Equality (Age) Regulations 2006 and section 147 Equality Act 2010 have been satisfied.

8.	WARRANTIES AND ACKNOWLEDGMENTS

8.1	You hereby warrant and agree that:-

8.1.1
as a pre-condition to the payment of any payments due under this Agreement you have not breached any of the terms of this Agreement, in particular paragraphs 6 and 7.1. Any payment due to you is conditional upon this being so;

8.1.2
as a pre-condition to the payment of any payments due under this Agreement you have not breached and remain bound by the ongoing terms of your Contract, and you have not committed any offence of gross misconduct or other repudiatory breach of your Contract which would entitle the Employer to terminate your employment;

8.1.3
if you later bring a claim against the Employer or Associated Employer in respect of any claims compromised or intended to be compromised by this Agreement, including for the avoidance of doubt any Employment Protection Claim listed in Schedule 2, you shall indemnify the Employer and any Associated Employer in respect of any award of compensation or damages made in your favour together with all costs and expenses incurred in defending the claim. This indemnity shall not apply to any claim you are permitted to pursue pursuant to paragraph 7.6 or in respect of the enforcement of the terms of this Agreement;

8.1.4
if you later bring a claim against the Employer or any Associated Employer in respect of any claims compromised or intended to be compromised by this Agreement, including for the avoidance of doubt any Employment Protection Claim listed in Schedule 2 and you are awarded damages, the payments made and benefits provided to you under this Agreement can be set off against the award of damages and you will indemnify the Employer and any Associated Employer for all the legal costs incurred in respect of defending your claims.

8.1.5
At the request of the Employer, you shall on or after the Termination Date re-execute a copy of this Agreement and shall procure that your solicitor shall advise you in the terms of the Legal Adviser's certificate and provide a further copy of the Legal Adviser's certificate completed by them. The Employer shall pay your legal advisers a further £500 inclusive of VAT.

8.2
You agree that if called upon to do so, unless certified unfit to do so by your doctor you will assist the Employer or Associated Employer in any audits or litigation where you are or may have been a material witness or where you are able to provide general assistance. This may be, for example, to provide a witness statement, to give oral or written evidence at a court, adjudication or tribunal on behalf of the Employer or Associated Employer, or to review documents and/or give your opinion. You will be paid any genuine and reasonable receipted expenses incurred by you in providing such assistance.

8.3
You agree that from the Termination Date you will not represent yourself as continuing to be employed by or connected with the Employer or any Associated Employer other than as a former employee and director of the Employer and any Associated Employer.

8.4
You acknowledge that save as provided for in this Agreement you are not entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Employer or Associated Employer.

9.	POST TERMINATION COMMUNICATIONS

9.1
In consideration of the provisions in paragraphs 9.2 and 9.3set out below, you agree not to make or publish, or cause to be made or published, any defamatory or slanderous statements or comments about the Employer, any Associated Employer, or any of their directors, officers, employees, products or services or clients.

9.2
The Employer agrees it will use its reasonable endeavours to ensure that none of its directors make or publish or cause to be made or published any defamatory or slanderous statements or comments about you.

9.3	The Employer will provide to a future or potential employer a reference in the terms as set out at Schedule 3 of this Agreement, and it will respond to any request for oral references in a manner consistent with this reference, subject to all reference requests being directed to the Employer's HR department.

9.4
If the Employer obtains information after the date of this Agreement which would have affected its decision to provide a reference in the form of Schedule 3, it shall inform you and may decline to give a reference.

9.5
You and the Employer have agreed the terms of an announcement dealing with the termination of your Employment Contract in the form set out at Schedule 4. Both you and the Employer agree to respond in a manner consistent with this announcement in respect of any queries or statements regarding the termination of your employment.

10.	DIRECTORS / MEMBERS /OFFICE HOLDERS OF THE EMPLOYER

10.1
You agree that within 7 days of the date of this Agreement you will do all acts and things as the Employer may require to effect your resignation from all Directorships/offices to which you were appointed or elected during the period of your employment and which you currently hold.

10.2
You agree to deliver to the Directors of the Employer a letter of resignation in relation to all offices and positions that you hold in the form set out at Schedule 5 to this Agreement together with a signed copy of this Agreement.

11.	RESTRICTIVE COVENANTS

11.1
You acknowledge and agree that the post-termination restrictions in clause 12 of your Contract will continue to apply after the Termination Date save that the parties agree that they will cease to have effect from 31 July 2013.

12.	MISCELLANEOUS

12.1	This Agreement is to be construed in accordance with English Law and the Parties submit to the exclusive jurisdiction of the English courts.

12.2
Each paragraph and sub-paragraph of this Agreement is separate and severable. In the event that a paragraph of this Agreement shall be found to be void, if the paragraph would be valid if a sub-paragraph was deleted or if some part of the offending paragraph was deleted, such paragraph or sub-paragraph will apply with such modifications as may be necessary to make the Agreement enforceable.

12.3
“Associated Employer” means any company which is a subsidiary or parent undertaking of the Employer or which is a parent or subsidiary undertaking of any parent or subsidiary undertaking of the Employer, within the meaning of section 1159 and 1162 of the Companies Act 2006 and includes Open Text AB; Open Text SA; Open Text Finance S.a.r.l; Open Text Software S.L.U.; Open Text Middle East; Metastorm UK Limited; Global 360 Spain S.L.U. and Wecomm Limited.

12.4
The Contracts (Rights of Third Parties) act 1999 shall apply to this Agreement to the extent that the Agreement may be enforced by any Employer or Associated Employer or any employee, officer or director of theirs.

12.5	No variation of this Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

12.6
The Agreement will not be binding until it has been signed by all the Parties and returned to the Employer together with the certificate in Schedule 1 completed by your Legal Adviser at which point this Agreement ceases to be without prejudice and becomes open.

12.7
This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument. This Agreement has been entered into on the date stated at the beginning of it.

Signed:    ……/s/ Gordon Davis……………    Dated:..……..6/8/2012……………………..………
For and on behalf of the Employer
Signed:    ……/s/ David Wareham…………    Dated:..……..6/8/2012……………………..………
Print Name:    …D. Wareham………

SCHEDULE 1
Legal Advisor's Certificate
I hereby certify as follows:

1.	I am a Relevant Legal Adviser within the meaning of the above acts and regulations referred to at 7.7 above.

2.
I have given advice to the Employee as to the terms and effect of the Agreement and, in particular, its effect on the Employee's ability to pursue the claims specified in paragraph 7.5 and Schedule 2 of the Agreement.

3.
There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by the Employee in respect of loss arising in consequence of the advice I have given them.

4.	I am not acting for the Employer and have not acted for the Employer in relation to this matter.

5.	The conditions regarding compromise agreements under Section 203(3) of the Employment Rights Act 1996 have been satisfied.
Signed:    …………………………………………
By the Legal Adviser
Dated:    …………………………………………
Name of Employee:
Name of Legal Adviser:
Firm:
Address:
Reference:

SCHEDULE 2
Employment Protection Claims
For the purposes of this Agreement the term “Employment Protection Claims” includes claims for:

1.	breach of contract or wrongful dismissal;

2.	for unfair dismissal and related claims, under sections 93 and 111 of the Employment Rights Act 1996;

3.	for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

4.	in relation to an unauthorised deduction from wages or unauthorised payment, under section 23 of the Employment Rights Act 1996;

5.	for an unlawful detriment under section 48 of the Employment Rights Act 1996;

6.	in relation to employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

7.	relation to guarantee payments, under section 34 of the Employment Rights Act 1996;

8.	in relation to suspension from work, under section 70 of the Employment Rights Act 1996;

9.	in relation to parental rights and flexible working, under sections 80 and 80H of the Employment Rights Act 1996;

10.	in relation to time off work, under sections 51, 54, 57, 57B, 60, 63 and 63C of the Employment Rights Act 1996;

11.	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

12.	in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998; Note: Claims under the National Minimum Wage Act 1998

13.	for equality of terms, under sections 120 and 127 of the Equality Act 2010 and/or section 2 of the Equal Pay Act 1970;

14.
for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 63 of the Sex Discrimination Act 1975;

15.
for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to colour, race, nationality or ethnic or national origin under section 54 of the Race Relations Act 1976;

16.
for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or direct discrimination, disability-related discrimination, harassment or victimisation related to disability or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;

17.	for breach of obligations under the Protection of Harassment Act 1997;

18.	for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

19.	for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

20.
for direct or indirect discrimination, harassment or victimisation related to religion or belief, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

21.
for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;

22.
for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006;

23.	in relation to the duty to consider working beyond retirement, under paragraphs 11 and 12 of Schedule 6 to the Employment Equality (Age) Regulations 2006;

24.	under regulations 27 and 32 of the Transnational Information and Consultation etc. Regulations 1999;

25.	under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004;

26.	under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

27.	under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous

Amendment) Regulations 2006;

28.	under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;

29.	in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

30.	for failure to comply with obligations under the Human Rights Act 1998;

31.	for failure to comply with obligations under the Data Protection Act 1998;

32.	in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;

33.	in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;

34.	in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;

35.
in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010; and

36.	arising as a consequence of the United Kingdom's membership of the European Union.

1.	SCHEDULE 3

2.	AGREED REFERENCE

3.	Strictly Private & Confidential
To Whom it may Concern
Subject: Employment Reference for DAVID WAREHAM
This is to provide an employment reference for the above named person. We are pleased to confirm the following details:
Date employment started: 5 July 1999
Date employment ended: 31 December 2012
Position held: General Manager EMEA and EVP, EMEA Sales
This reference is given in confidence and without legal responsibility.
Yours sincerely
[NAME]
Human Resources

SCHEDULE 4

Announcement

David Wareham has resigned from his position with the business for personal reasons on 6 August 2012.

SCHEDULE 5

Resignation Letter
7 Murdoch Road
Wokingham
Berkshire
RG40 2DG

Open Text UK Limited
420 Thames Valley park
Reading
Berkshire
RG6 1PU

6 August 2012
Dear Sirs

RESIGNATION FROM OPEN TEXT UK LIMITED AND OTHER OFFICES
I write to confirm my resignation, with immediate effect as from the date of this letter, from all directorships and other offices which I hold with Open Text UK Limited and at any other Associated Employer including without limitation the following:
Open Text UK Limited - General Manager EMEA
Open Text AB - Director
Open Text SA - Managing Director
Open Text Finance S.a.r.l - Manager
Open Text Software S.L.U.
Metastorm UK Limited - General Manager EMEA
Global 360 Spain S.L.U.
Wecomm Limited - General Manager
Open Text Middle East - (a branch of Open Text Inc) - Legal Representative and Negotiator
and I instruct and irrevocably authorise you, as my agent, to convey and effect such resignations as appropriate by sending a copy of this letter to the respective boards of directors of each company.

I further agree, acknowledge and confirm that I have no claim, demand or action of any description against Open Text UK Limited, Open Text AB, Open Text SA, Open Text S.a.r.l, Open Text Software S.L.U., Metastorm UK Limited; Global 360 Spain S.L.U. and Wecomm Limited (the “Companies”) or any Associated Employer or its /their officers, shareholders, or employees whether for compensation for loss of office or on any other account whatsoever and that the Companies are not obligated or indebted to me in any way whatsoever apart from as set out in the Compromise Agreement between Open Text UK Limited and me dated 6 August 2012 and that no other agreement or arrangement under which the Companies have or could have any obligation to me remains outstanding.

Dated                                                2012

SIGNED as a DEED by        )
DAVID WAREHAM         )
in the presence of:            )
Witness Signature:    ……………………………………………
Name:    ……………………………………………
Address:    ……………………………………………
……………………………………………
……………………………………………
Occupation:    ……………………………………………